EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 of Innodata Isogen, Inc. of our reports dated February 28, 2011, on our audits of the consolidated financial statements of Innodata Isogen, Inc. and Subsidiaries as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, and on the effectiveness of internal control over financial reporting of Innodata Isogen, Inc. as of December 31, 2010, which reports are included in Innodata Isogen, Inc.’s 2010 Annual Report on Form 10-K.

/s/ J.H. Cohn LLP

Roseland, New Jersey

August 19, 2011